1585 Broadway New York, NY 10036-8299 Telephone 212.969.3000 Fax 212.969.2900	LOS ANGELES WASHINGTON BOSTON BOCA RATON NEWARK NEW ORLEANS PARIS

September 22, 2006

Fortissimo Acquisition Corp.
14 Hamelacha Street
Park Afek
Rosh Ha’ayin 48091 Israel

Dear Sirs:

We are acting as counsel to Fortissimo Acquisition Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement (the “Registration Statement”) on Form S-1 (No. 333-131417) relating to the sale by the Company of (i) 4,000,000 Units, with each Unit consisting of one share of the Company’s common stock, par value $.0001 per share (the “Common Stock”), and warrants (the “Warrants”) to purchase two shares of Common Stock, (ii) up to 600,000 Units (the “Over-Allotment Units”) which EarlyBirdCapital, Inc. as Representative of the Underwriters, will have a right to purchase from the Company to cover over-allotments, if any, (iii) up to 400,000 Units (the “Purchase Option Units”) which EarlyBirdCapital, Inc. will have the right to purchase (“Purchase Option”) for its own account or that of its designees, (iv) all shares of Common Stock and all Warrants issued as part of the Units, Over-Allotment Units and the Purchase Option Units and (v) all shares of Common Stock issuable upon exercise of the Warrants included in the Units, Over-Allotment Units and Purchase Option Units.

In connection with the rendering of this opinion, we have examined originals or copies of such documents, corporate records and other instruments as we have deemed relevant. We have made such examination of law as we have deemed necessary to express the opinion contained herein. As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Company. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, it is our opinion that:

1.
The shares of Common Stock included in the Units and the Over-Allotment Units, the shares of Common Stock issuable upon exercise of the Warrants included in the Units and the Over-Allotment Units, as well as the shares of Common Stock included in the Purchase Option Units and issuable upon exercise of the Warrants included in the Purchase Option Units (the “Purchase Option Warrants”) to be sold to the Underwriters, when issued and sold in accordance with and in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

Fortissimo Acquisition Corp.
September 22, 2006

2.
Each of the Units, the Warrants, the Over-Allotment Units, the Warrants included in the Over-Allotment Units, the Purchase Option, the Purchase Option Units and the Purchase Option Warrants constitutes legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent indemnification provisions contained such documents, if any, may be limited by applicable federal or state law and consideration of public policy.

We are opining solely on (A) the applicable statutory provisions of General Corporation Law of the State of Delaware, including all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting those laws and provisions, and (B) the laws of the State of New York, including the rules and regulations underlying those laws and all applicable judicial and regulatory determinations relating thereto. We express no opinion as to the laws, statutes, rules or regulations of any other jurisdictions.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Proskauer Rose LLP

/s/ Proskauer Rose LLP